Epoch Announces 39% Increase in AUM to $7.9 Billion

NEW YORK-- (BUSINESS WIRE) – July 6, 2009 – Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were approximately $7.9 billion as of June 30, 2009, an increase of 39% from $5.7 billion as of March 31, 2009.

“We are most pleased to announce a significant increase in AUM for the quarter,” said William W. Priest, Chief Executive Officer of the Company. “Our increased AUM not only reflects the recently announced six new subadvised portfolios with the MainStay Funds, but also strong investment performance and sizable inflows from existing and new clients.”

“We are encouraged about our position in a market that is returning to a ‘back to basics’ investment approach. Epoch’s investment philosophy, based on free cash flow analytics, continues to be well-received by the consulting, plan sponsor, and subadvisory communities and resonates as an approach likely to succeed in the years ahead.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. Large Cap Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Phil Clark, 212-303-7210, pclark@eipny.com